Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 17, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-2 of the Annual Report on Form 10-KSB of Security With Advanced Technology, Inc. for the year ended December 31, 2006, and to the reference to our Firm under the caption “Experts” in the prospectus.

/S/ GHP HORWATH, P.C.

Denver, Colorado
August 27, 2007